Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Third Quarter 2010 Results

New Hampton, NY, October 29, 2010 – Balchem Corporation (NASDAQ: BCPC)
reported as follows for the period ended September 30, 2010.
($000 Omitted Except for Net Earnings per Common Share)

For the Three Months Ended September 30,

	2010	2009
	Unaudited
Net sales	$63,910	$54,292
Gross profit	20,233	16,399
Operating expenses	7,215	6,096
Earnings from operations	13,018	10,303
Other income (expense)	(73)	20
Earnings before income tax expense	12,945	10,323
Income tax expense	4,452	3,471
Net earnings	$8,493	$6,852

Basic net earnings per common share	$0.30	$0.25
Diluted net earnings per common share	$0.29	$0.24

Shares used in the calculation of diluted net earnings per common share	29,667	28,954

For the Nine Months Ended September 30,

	2010	2009
	Unaudited
Net sales	$185,271	$160,254
Gross profit	56,763	50,001
Operating expenses	20,810	20,103
Earnings from operations	35,953	29,898
Other income (expense)	204	(106)
Earnings before income tax expense	36,157	29,792
Income tax expense	12,296	9,973
Net earnings	$23,861	$19,819

Basic net earnings per common share	$0.86	$0.72
Diluted net earnings per common share	$0.81	$0.69

Shares used in the calculation of diluted net earnings per common share	29,515	28,758

Balchem Corporation (NASDAQ:BCPC)

New Record Quarterly Results for Sales and Earnings

Record net sales of $63.9 million were achieved for the quarter ended September 30, 2010.  This is an increase of 17.7% above the $54.3 million result of the prior year quarter. Accordingly, record net earnings for the quarter were $8.5 million, an increase of $1.6 million, or 23.9% as compared with the same period last year. The $8.5 million generated diluted net earnings of $0.29 per common share versus $0.24 per common share for the prior year comparable period, an increase of 20.8%.

With all three segments exhibiting strong double digit sales growth for the quarter, sales of the Food, Pharma & Nutrition segment were particularly strong, setting another new quarterly record of $10.7 million, which was a 23.8% improvement over the prior year comparable quarter. The domestic and international food sectors were up again this quarter, as we continued solid double digit growth of encapsulated ingredients for baking, preservation and confection markets. We also realized double digit growth of our human choline products globally, as we continue to experience growth in the supplement markets and increased inclusion in food products. These strong results were partially offset by a decline in sales of our calcium and VitaShure® products; however, segment earnings were very strong at $2.5 million, as compared to $1.3 million in the prior year comparable quarter. Total gross margin as a percent of sales increased to 31.7% from 30.2% in the third quarter of 2009, reflecting improved sales volumes, product mix and plant efficiencies.

Animal Nutrition & Health (“ANH”), including specialties, choline and industrial derivative product sales, totaled $42.4 million, an increase of 16.1%, or $5.9 million from the prior year comparable quarter. Our global feed grade choline product sales grew approximately 3%, largely due to improved sales of our Italian produced choline sold into markets outside of North America. North American choline sales into the poultry and swine markets did improve slightly as well, even as the US broiler meat production forecast for the third quarter did not meet industry expectations. The new US broiler meat production forecast for all of 2010 is now projecting an increase of 2.4% from the previous year according to the USDA's Economic Research Service. Exports of liquid and dry choline from our North American plants declined in the quarter largely due to currency issues and, in combination with global competition, resulted in our declining to bid on certain international business in the quarter.  Comparative sales statistics in this segment were negatively impacted by approximately 3.1% due to correlated foreign currency fluctuation associated with the Italian operation. The ANH specialty ingredients, largely targeted to the ruminant and companion animal markets, was flat with the prior year comparable quarter.  Some regional improvement in dairy economics supported greater demand for certain products, particularly sales of Aminoshure-L®, our rumen protected lysine, and Reashure®. These improved sales were however offset by a decline in sales of our Chelated Mineral products, principally into the international market. Sales of industrial grade products again realized significant growth from the prior year comparable quarter and comprise approximately 28% of the sales in this segment for the quarter. We continued to realize improvement in sales for various industrial applications, predominantly in North America as international industrial sales were essentially flat with the prior year quarter.  Earnings from operations for the entire ANH segment increased to a new record of $6.1 million as compared to $5.3 million in the prior year comparable quarter.  This quarterly earnings result particularly reflects favorable operating variances due to an overall 12% volume improvement in sales.

Balchem Corporation (NASDAQ:BCPC)

The ARC Specialty Products segment generated record quarterly sales of $10.8 million, an increase of 18.6% from the comparable prior year quarter. This increase was principally the result of an increase in volumes sold, largely propylene oxide in support of the recent acquisition of Aberco, Inc., which targets nut meat and spice fumigation. Earnings from operations for this segment, at $4.5 million improved 20.9% from the prior year comparable quarter. In the second quarter, we did realize modest price increases to help off-set certain raw material cost increases incurred through the first half of 2010.

Consolidated gross profit for the quarter ended September 30, 2010 improved to $20.2 million, as compared to $16.4 million for the prior year comparable period. This $3.8 million increase was principally a result of an 11% increase in sales volumes. This margin improvement was partially offset by increases in certain key raw material costs, as we had to deal with a force majeure event from a key supplier. Margin percentage did increase to 31.7% of sales as compared to 30.2% in the prior year comparative period, and showed improvement on a sequential basis. We continue to leverage our plant capabilities, driving efficiencies from core volume growth, new product launches of our human and animal health specialty products into both the domestic and international markets, as well as capitalizing logistically on our varied choline production capabilities. Operating (Selling, R&D, and General and Administrative) expenses at $7.2 million were up from the prior year comparable quarter, particularly related to the Aberco acquisition, recruiting fees, relocation expenses, and consultancy fees.

For the nine months ended September 30, 2010, consolidated net sales have increased 15.6% to $185.3 million versus the $160.3 million in the comparable prior year period. Net earnings have increased 20.4% to $23.9 million, generating $0.81 per diluted share, versus net earnings of $19.8 million, or $0.69 per diluted share, in the prior year comparable period, an earnings per share improvement of 17.4%.

The company continues to maintain a healthy balance sheet with $89.8 million in net working capital.  Our cash balance was $65.4 million on September 30, 2010, up from $46.4 million at December 31, 2009, and reflects payment for the noted Aberco acquisition in June. Diligent working capital controls, particularly effective inventory and accounts receivable management, combined with the noted improved operating results, drove strong cash flow generation, even as we have incurred $10.7 million of capital and acquisition expenditures in 2010.

Commenting on 2010, Dino A. Rossi, Chairman, President and CEO of Balchem said, “These record setting third quarter sales and earnings results reflect strong performances across all of Balchem’s segments. Our diversified base of business, continued ability to leverage cross-business integration capabilities, in support of both organic and acquisition growth, has continued to generate exceptional results. Our growing global presence, though tempered somewhat by softness in certain U.S. markets and unfavorable currency fluctuations, generated solid operating margins and cash flow.  Raw material costs had a slight negative impact on certain segments, but we continue to closely monitor all key economic and competitive forces to deliver quality product value to our customer base.

While signs of an improving global economy in the markets we serve reflect ongoing volatility, we believe 2010 will continue to be a year of solid improvements in sales and earnings, meeting our strategic objectives for the year. We have, and continue to, de-bottleneck certain production capabilities, leveraging existing production and logistic sites. We are investing in new commercial encapsulation technology for our animal health specialty business, which should be operational quarter one, 2011.  Research resources are focused on developing new, innovative products for each of our business segments. We expect continued improved results in the food & nutrition sectors. Industrial choline derivatives are expected to continue strong double digit growth, and the ARC Specialty Products segment should improve based on revenue growth from its current base, as well as the development of new market opportunities for packaged gases. Our strong balance sheet and diversified revenue base continue to provide us with the financial strength and flexibility to capitalize on both organic and other strategic opportunities and continue to create superior returns.”

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Friday, October 29, 2010 at 11:00 AM Eastern Time (ET) to review third quarter 2010 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Wednesday, November 3, 2010. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #359380. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2009. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
  Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Unaudited Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
ARC Specialty Products	$10,812	$9,119	$30,702	$27,006
Food, Pharma & Nutrition	10,696	8,639	31,245	26,034
Animal Nutrition & Health	42,402	36,534	123,324	107,214
Total	$63,910	$54,292	$185,271	$160,254

Business Segment Earnings :
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
ARC Specialty Products	$4,455	$3,686	$11,385	$10,822
Food, Pharma & Nutrition	2,470	1,342	7,298	3,584
Animal Nutrition & Health	6,093	5,275	17,270	15,492
Interest and other income (expense)	(73)	20	204	(106)
Total	$12,945	$10,323	$36,157	$29,792

Selected Balance Sheet Items
	September 30,	December 31,
	2010	2009
Cash and Cash Equivalents	$65,447	$46,432
Accounts Receivable	29,310	29,149
Inventories	15,130	13,965
Other Current Assets	2,621	3,466
Total Current Assets	112,508	93,012

Property, Plant, & Equipment (net)	43,671	41,579
Other Assets	57,210	53,222
Total Assets	$213,389	$187,813

Current Liabilities	$22,731	$33,815
Long-Term Obligations	11,793	6,855
Total Liabilities	34,524	40,670

Stockholders' Equity	178,865	147,143

Total Liabilities and Stockholders' Equity	$213,389	$187,813

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